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                                                                   EXHIBIT 10.10

                   M&T BANK CORPORATION DIRECTORS' STOCK PLAN


1.       Name:

This plan shall be known as the M&T Bank Corporation Directors' Stock Plan (the "Plan").

2.       Purpose and Intent:

The purpose of the Plan is to enable M&T Bank Corporation, a New York corporation (the "Corporation"), to attract and retain persons of exceptional ability to serve as directors of the Corporation and its subsidiaries and to further align the interests of directors and stockholders in enhancing the value of the Corporation's common stock (the "Common Stock"). The Plan provides for the payment in Common Stock of all or a portion of the Annual Compensation paid to each Non-employee Director. The Plan is effective as of January 1, 1998 (the "Effective Date"), and shall continue in effect unless and until terminated by the Board in accordance with Section 10 below.

3.       Definitions:

For purposes of the Plan, the following terms shall have the following meanings:

(a) "Annual Compensation" means the total annual compensation payable to a Non-employee Director under the Corporation's compensation policies for directors in effect from time to time.

(b) "Board" means the Board of Directors of the Corporation or any subsidiary thereof.

(c) "Compensation Committee" means the Compensation Committee of the Board of Directors of the Corporation.

(d) "Fair Market Value" of a share of Common Stock means the closing price on the date immediately preceding the Payment Date of a share of Common Stock on the New York Stock Exchange (or such other principal securities exchange on which the shares of the Common Stock are traded if such shares are no longer traded on the New York Stock Exchange).

(e) "Non-employee Director" means an individual who is a member of the Board, but who is not a salaried officer of the Corporation or any of its subsidiaries.

(f) "Payment Date" of Annual Compensation in any calendar year means the first business day following the last business day of a calendar quarter on which the Fair Market Value of shares of the Common Stock are quoted on the New York Stock Exchange (or such other principal securities exchange on which the shares of the Common Stock are traded if such shares are no longer traded on the New York Stock Exchange).



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4.       Administration:

The Compensation Committee shall be responsible for administering the Plan. The Compensation Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Compensation Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Compensation Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Compensation Committee may authorize such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Compensation Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Compensation Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.       Shares Available:

Shares issued under the Plan shall be issued out of the authorized but unissued shares of Common Stock or treasury shares, as the Compensation Committee shall determine.

6.       Shares for Annual Compensation:

The Annual Compensation payable to a Non-employee Director on or after the Effective Date shall be paid in accordance with this Section 6. Each Non-employee Director shall file with the Corporation a form under which such Non-employee Director shall elect to have Annual Compensation paid either (i) fifty percent (50%) in shares of Common Stock and fifty percent (50%) in cash, or (ii) one hundred percent (100%) in shares of Common Stock. Such election may be changed by the Non-employee Director at least fifteen days prior to the end of any calendar quarter, effective as of the first day of the following calendar quarter. The total number of shares of Common Stock to be paid under this Section to a Non-employee Director with respect to Annual Compensation shall be determined by dividing the amount of such Annual Compensation payable in shares of Common Stock by the Fair Market Value of the Common Stock on the applicable Payment Date. In no event shall the Corporation be obligated to issue fractional shares under this Section, but instead shall pay the amount that would constitute a fractional share in cash based on the Fair Market Value of the Common Stock on the Payment Date.

7.       Adjustments in Authorized Shares:

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Internal Revenue Code Section 368) or any partial or complete liquidation of the Corporation, such adjustment shall be made in the number and class of


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shares which may be paid under the Plan, as may be determined to be appropriate and equitable by the Compensation Committee in its sole discretion.

8.       Resales of Shares:

The Corporation may impose such restrictions on the sale or other disposition of shares paid under this Plan as the Compensation Committee deems necessary to comply with applicable securities laws. Certificates for shares paid under this Plan may bear such legends as the Corporation deems necessary to give notice of such restrictions.

9.       Compliance with Law and Other Conditions:

No shares shall be paid under this Plan prior to compliance by the Corporation, to the satisfaction of its counsel, with any applicable laws. The Corporation shall not be obligated to (but may in its discretion) take any action under applicable federal or state securities laws (including registration or qualification of the Plan or the Common Stock) necessary for compliance therewith in order to permit the payment of shares hereunder, except for actions (other than registration or qualification) that may be taken by the Corporation without unreasonable effort or expense and without the incurrence of any material exposure to liability.

10.      Amendment, Modification and Termination of the Plan:

The Board of Directors of the Corporation shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that the provisions of Section 6 of the Plan cannot be amended more than once every six (6) months to the extent such restriction is necessary to insure that awards of Common Stock paid under the Plan are exempt from the short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934.

11.      Miscellaneous:

The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of New York. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.


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